     Filed pursuant to Rule 433
Registration No. 333-121401

FINAL TERM SHEET

Dated June 13, 2006

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,500,000,000 5.25% Notes due 2011

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$1,500,000,000

Denomination:	$1,000

Settlement date:	June 20, 2006

Maturity date	July 15, 2011

Interest:	5.25% semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest Payment Dates:	Every January 15 and July 15 of each year, commencing January 15, 2007 (long first coupon)

Issue price:	99.876%

Fees:	0.10%

Net proceeds:	$1,496,640,000

CUSIP	515110 AT 1

Common Code	025846486

ISIN Number	US515110AT19

Joint Lead Managers	Deutsche Bank AG, J.P. Morgan Securities Ltd. and The Royal Bank of Scotland plc

Co-Managers	Credit Suisse Securities (Europe) Limited, Goldman Sachs International, HSBC Bank plc, RBC Capital Markets Corporation, The Toronto-Dominion Bank, UBS Limited

Listing	SWX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free +1 212 834 4533.

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